EXHIBIT 99.6

NRG SOUTH CENTRAL GENERATING LLC

CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2003, December 6, 2003 and

December 31, 2002, and for the Period from
December 6, 2003 to December 31, 2003, the Period
from January 1, 2003 to December 5, 2003 and for
the Years Ended December 31, 2002 and 2001

NRG SOUTH CENTRAL GENERATING LLC

INDEX

Page(s)

Reports of Independent Auditors	2-3
Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2003, December 6, 2003 and December 31, 2002	4
Consolidated Statements of Operations for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	5
Consolidated Statements of Members’ Equity for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	6
Consolidated Statements of Cash Flows for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	7-8
Notes to Consolidated Financial Statements	9-40
Report of Independent Auditors on Financial Statement Schedule	41-42
Financial Statement Schedule	43

REPORT OF INDEPENDENT AUDITORS

To the Members of

NRG South Central Generating LLC

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of members’ equity and of cash flows present fairly, in all material respects, the financial position of NRG South Central Generating LLC and its subsidiaries (“Predecessor Company”) at December 31, 2002, and the results of their operations and their cash flows for the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/ South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

      As discussed in Note 21 to the consolidated financial statements, the Company has restated its previously issued consolidated financial statements for the years ended December 31, 2002 and 2001 to reflect an income tax provision (benefit) and deferred taxes.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

REPORT OF INDEPENDENT AUDITORS

To the Members of

NRG South Central Generating LLC

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ equity and of cash flows present fairly, in all material respects, the financial position of NRG South Central Generating LLC and its subsidiaries (“Reorganized Company”) at December 31, 2003 and December 6, 2003, and the results of their operations and their cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/ South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

NRG SOUTH CENTRAL GENERATING LLC

CONSOLIDATED BALANCE SHEETS

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

			(As Restated)

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$4,612	$11,398	$310
Restricted cash	99	133,793	109,336
Accounts receivable	37,080	37,753	46,338
Accounts receivable — affiliates	3,328	4,751	—
Notes receivable	584	1,500	3,000
Inventory	35,098	40,423	64,364
Derivative instruments valuation	—	—	112
Prepayments and other current assets	7,079	8,647	3,236

Total current assets	87,880	238,265	226,696
Property, plant and equipment, net of accumulated depreciation of $2,561, $0 and $83,242, respectively	914,941	917,173	1,131,896
Decommissioning fund investments	4,809	4,809	4,617
Debt issuance costs, net of accumulated amortization of $0, $0 and $1,853, respectively	—	—	30,028
Intangible assets, net of amortization of $787, $0 and $123, respectively	120,992	121,779	1,662
Other assets	3,111	3,089	5,445

Total assets	$1,131,733	$1,285,115	$1,400,344

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$750,750	$750,750
Note payable — affiliate	81,673	81,491	105,491
Accounts payable	10,476	15,279	9,814
Accounts payable — affiliates	—	—	126,522
Accrued interest	—	15,296	55,413
Accrued interest — affiliate	7,434	6,925	514
Derivative instruments valuation	73	—	135
Other current liabilities	18,452	32,764	21,817

Total current liabilities	118,108	902,505	1,070,456
Burdensome contracts	341,004	342,210	—
Other long-term obligations	9,789	10,191	6,238

Total liabilities	468,901	1,254,906	1,076,694

Commitments and contingencies
Members’ equity	662,832	30,209	323,650

Total liabilities and members’ equity	$1,131,733	$1,285,115	$1,400,344

The accompanying notes are an integral part of these consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

	(In thousands of dollars)
Revenues	$26,608	$356,535	$399,866	$399,395
Operating costs	17,514	236,216	262,361	276,554
Depreciation and amortization	2,561	33,988	35,964	29,878
General and administrative expenses	1,901	10,687	7,948	7,566
Reorganization items	104	31,120	—	—
Restructuring and impairment charges	—	—	139,929	—

Income (loss) from operations	4,528	44,524	(46,336)	85,397
Other income (expense), net	99	1,475	923	(189)
Losses of unconsolidated affiliates	—	—	(3,146)	(2,435)
Write downs and losses on sale of equity
investments	—	—	(48,375)	—
Interest expense	(4,133)	(73,968)	(74,940)	(72,665)

Income (loss) before income taxes	494	(27,969)	(171,874)	10,108
Income tax expense (benefit)	201	—	(39,789)	4,093

Net income (loss)	$293	$(27,969)	$(132,085)	$6,015

The accompanying notes are an integral part of these consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

					Accumulated
	Members’		Members’	Accumulated	Other	Total
			Contributions/	Net Income	Comprehensive	Members’
	Units	Amount	Distributions	(Loss)	Income	Equity

	(In thousands of dollars)
Balances at December 31, 2000 (Predecessor Company) (As Restated)	1,000	$1	$275,507	$15,558	$—	$291,066
Cumulative effect upon adoption of SFAS No. 133	—	—	—	—	500	500
Impact of SFAS No. 133 for the year ending December 31, 2001	—	—	—	—	(500)	(500)
Net income	—	—	—	6,015	—	6,015

Comprehensive income						6,015
Contribution from members	—	—	108,643	—	—	108,643

Balances at December 31, 2001 (Predecessor Company) (As Restated)	1,000	1	384,150	21,573	—	405,724
Net loss and comprehensive loss	—	—	—	(132,085)	—	(132,085)
Contribution from members	—	—	50,011	—	—	50,011

Balances at December 31, 2002 (Predecessor Company) (As Restated)	1,000	1	434,161	(110,512)	—	323,650
Net loss and comprehensive loss	—	—	—	(27,969)	—	(27,969)
Contribution from members	—	—	150,878	—	—	150,878
Balances at December 5, 2003 (Predecessor Company)	1,000	1	585,039	(138,481)	—	446,559

Push down accounting adjustment	—	—	(554,831)	138,481	—	(416,350)
Balances at December 6, 2003 (Reorganized Company)	1,000	1	30,208	—	—	30,209

Contribution from members	—	—	632,330	—	—	632,330
Net income and comprehensive income	—	—	—	293	—	293

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$662,538	$293	$—	$662,832

      The accompanying notes are an integral part of these consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

		(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$293	$(27,969)	$(132,085)	$6,015
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Equity in losses of unconsolidated affiliates in excess of distributions	—	—	3,146	2,435
Depreciation and amortization	2,561	33,988	35,964	29,878
Deferred income taxes	201	—	(39,789)	4,093
Loss on sale of equity method investments	—	—	48,375	—
Reorganization items	—	9,141	—	—
Special charges	—	4,367	138,578	—
Amortization of debt issuance costs	—	1,557	1,103	427
Amortization of debt discount	182	—	—	—
Amortization of out-of-market power contracts	(2,199)	—	—	—
Unrealized (gain) loss on derivatives	(994)	—	5	18
Changes in assets and liabilities
Accounts receivable	673	8,585	(2,216)	8,522
Inventory	5,325	16,394	(11,448)	(28,702)
Prepayments and other current assets	1,568	(5,411)	(609)	(792)
Accounts payable	(4,803)	(4,838)	(6,806)	9,571
Accounts receivable — affiliates	1,423	(131,787)	58,220	(45,605)
Accrued interest	(14,787)	(33,192)	35,474	(857)
Other current assets and liabilities	(14,312)	21,227	2,160	4,271
Changes in other assets and liabilities	2,222	(285)	559	184

Net cash (used in) provided by operating activities	(22,647)	(108,223)	130,631	(10,542)

Cash flows from investing activities
Capital expenditures	(329)	(8,610)	(12,231)	(8,866)
Increase (decrease) in notes receivable	916	1,500	(3,000)	—
Decrease (increase) in restricted cash	133,694	(24,457)	(109,336)	—

Net cash provided by (used in) investing activities	134,281	(31,567)	(124,567)	(8,866)

Cash flows from financing activities
Contribution by members	632,330	150,878	48,000	5,051
Net proceeds (payments) on revolving credit facility	—	—	(40,000)	40,000
Repayments of long-term borrowings	(750,750)	—	(12,750)	(25,250)
Repayment of note payable — affiliate	—	—	(1,862)	—
Checks in excess of cash	—	—	(2,350)	(331)

Net cash (used in) provided by financing activities	(118,420)	150,878	(8,962)	19,470

Net change in cash and cash equivalents	(6,786)	11,088	(2,898)	62

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

		(In thousands of dollars)
Cash and cash equivalents
Beginning of period	11,398	310	3,208	3,146

End of period	$4,612	$11,398	$310	$3,208

Supplemental disclosures of cash flow information
Interest paid	$29,999	$105,785	$39,466	$73,048
Supplemental disclosures of noncash information
Capital expenditures paid by affiliate	—	—	127,247	—
Debt issuance costs funded through accounts payable — affiliate	—	—	21,162	—
Noncash equity contributions	—	—	2,011	103,592

The accompanying notes are an integral part of these consolidated financial statements.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization

      NRG South Central Generating LLC (“NRG South Central” or the “Company”) was formed in 2000 as an indirect wholly owned subsidiary of NRG Energy, Inc. (“NRG Energy”). NRG South Central owns 100% of Louisiana Generating LLC (“Louisiana Generating”), NRG New Roads Holding LLC (“New Roads”), NRG Sterlington Power LLC (“Sterlington”), Big Cajun I Peaking Power LLC (“Big Cajun Peaking”) and NRG Bayou Cove LLC (“Bayou Cove”). NRG South Central’s members are NRG Central U.S. LLC (“NRG Central”) and South Central Generation Holding LLC (“South Central Generation”). NRG Central and South Central Generation are directly held wholly owned subsidiaries of NRG Energy, each of which owns a 50% interest in NRG South Central.

      NRG South Central was formed for the purpose of financing, acquiring, owning, operating and maintaining through its subsidiaries and affiliates the facilities owned by Louisiana Generating and any other facilities that it or its subsidiaries may acquire in the future.

      Pursuant to a competitive bidding process, following the Chapter 11 bankruptcy proceeding of Cajun Electric Power Cooperative, Inc. (“Cajun Electric”), Louisiana Generating acquired the non-nuclear electric power generating assets of Cajun Electric. New Roads was formed for the purpose of holding assets that Louisiana Generating acquired from Cajun Electric which are not necessary for the operation of the newly acquired generating facilities and, with respect to some of these assets, may not be held by Louisiana Generating under applicable federal regulations. Sterlington, which was acquired by NRG Energy and contributed to NRG South Central in August 2000, was formed for the purpose of developing, constructing, owning, and operating an approximately 200 MW simple cycle gas peaking facility in Sterlington, Louisiana. Louisiana Generating purchases the capacity and is entitled to all energy from Sterlington. In December 2000, Sabine River Works LP and Sabine River Works GP acquired a 49% limited partnership interest and a 1% general partnership, respectively, in SRW Cogeneration Limited Partnership, a Delaware Limited Partnership that owns and operates an approximately 450 MW natural gas-fired cogeneration plant located near Orange, Texas. Big Cajun Peaking was formed to develop, construct and own a 238 MW gas-fired peaking generating facility located in New Roads, Louisiana. Bayou Cove was formed to develop, construct and own a 320 MW gas-fired peaking generating facility located in Jennings, Louisiana. Bayou Cove is operated as a merchant power facility.

      On March 31, 2000, for approximately $1,055.9 million, Louisiana Generating acquired 1,708 MW of electric power generation facilities located in New Roads, Louisiana (“Cajun facilities”). The acquisition was financed through a combination of project level long-term debt issued by NRG South Central and equity contributions from NRG South Central’s members. Prior to December 23, 2003, Louisiana Generating was a guarantor of the bonds issued on March 30, 2000, to acquire the Cajun facilities. The acquisition was accounted for under the purchase method of accounting with the aggregate purchase price allocated among the acquired assets and liabilities assumed.

      Pursuant to a project development agreement between NRG Energy and Koch Power, Inc., NRG Energy agreed in April 1999 to participate in the development of an approximately 200 MW simple cycle gas peaking facility in Sterlington, Louisiana. Development of the facility had been commenced by Koch Power’s affiliate, Koch Power Louisiana LLC, a Delaware limited liability company. In August 2000, NRG Energy acquired 100% of Koch Power Louisiana from Koch Power, and renamed it NRG Sterlington Power LLC and contributed the subsidiary to NRG South Central. In August, 2001, the facility became commercially operational.

      Big Cajun I Peaking Power LLC was formed in July 2000 for the purpose of developing, owning and operating an approximately 238 MW simple cycle natural gas peaking facility expansion project at the Big Cajun I site in New Roads, Louisiana. The peaking facility was completed in June 2001. The energy and capacity generated by the expansion project is used to help meet Louisiana Generating’s obligations under the

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cajun facilities’ power purchase agreements, with any excess power and capacity being marketed by NRG Power Marketing.

      During November 2000, NRG Energy acquired a 49% limited partnership interest and a 1% general partnership interest in SRW Cogeneration Limited Partnership (“SRW Cogeneration”) for $15 million and contributed the partnership interests to NRG Sabine River Works LP LLC and NRG Sabine River Works GP LLC, Delaware limited liability companies wholly owned by NRG South Central. SRW Cogeneration completed the facility which became commercially operational in November 2001. The approximately 450 MW natural gas-fired cogeneration plant is located at the DuPont Company’s Sabine River Works petrochemical facility near Orange, Texas. Subsidiaries of Conoco, Inc. own the other 49% and 1% general partnership interests in SRW Cogeneration. On November 5, 2002, the investment in SRW Cogen was sold to Conoco, Inc for a nominal value and the assumption of certain outstanding obligations.

      NRG Bayou Cove LLC was formed in September 2001 for the purpose of developing, owning and operating an approximately 320 MW gas-fired peaking generating facility located near Jennings, Louisiana.

Recent Developments

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. The Company and its direct subsidiaries were included in the Chapter 11 filing. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. Two plans of reorganization were filed in connection with the restructuring efforts. The first, filed on May 14, 2003, and referred to as NRG Energy’s Plan of Reorganization, relates to NRG Energy and the other NRG Energy plan debtors. The second plan, relating to the Company, the Northeast Generating subsidiaries and the other South Central subsidiaries, referred to as the Northeast/ South Central Plan of Reorganization, was filed on September 17, 2003. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start reporting was applied to the Company on a push down accounting basis with the financial statement impact recorded as an adjustment to the December 6, 2003, members’ equity in the amount of $416.4 million.

NRG Energy Plan of Reorganization

      NRG Energy’s Plan of Reorganization is the result of several months of intense negotiations among NRG Energy, Xcel Energy, Inc. (Xcel Energy) and the two principal committees representing NRG Energy creditor groups, referred to as the Global Steering Committee and the Noteholder Committee. A principal component of NRG Energy’s Plan of Reorganization is a settlement with Xcel Energy in which Xcel Energy agreed to make a contribution consisting of cash (and, under certain circumstances, its stock) in the aggregate amount of up to $640 million to be paid in three separate installments following the effective date of NRG Energy’s Plan of Reorganization. The Xcel Energy settlement agreement resolves any and all claims existing between Xcel Energy and NRG Energy and/or its creditors and, in exchange for the Xcel Energy contribution, Xcel Energy is receiving a complete release of claims from NRG Energy and its creditors, except for a limited number of creditors who have preserved their claims as set forth in the confirmation order entered on November 24, 2003.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Northeast/ South Central Plan of Reorganization

      The Northeast/ South Central Plan of Reorganization was proposed on September 17, 2003, after necessary financing commitments were secured. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with the order confirming the Northeast/ South Central Plan of Reorganization, the court entered a separate order which provides that the allowed amount of the bondholders’ claims shall equal in the aggregate the sum of (i) $1.3 billion plus (ii) any accrued and unpaid interest at the applicable contract rates through the date of payment to the indenture trustee plus (iii) the reasonable fees, costs or expenses of the collateral agent and indenture trustee (other than reasonable professional fees incurred from October 1, 2003) plus (iv) $19.6 million, ratably, for each holder of bonds based upon the current outstanding principal amount of the bonds and irrespective of (a) the date of maturity of the bonds, (b) the interest rate applicable to such bonds and (c) the issuer of the bonds.

      The creditors of Northeast and South Central subsidiaries were unimpaired by the Northeast/ South Central Plan of Reorganization. The creditors holding allowed general secured claims were paid in cash, in full on the effective date of the Northeast/ South Central Plan of Reorganization. Holders of allowed unsecured claims will receive or have received either (i) cash equal to the unpaid portion of their allowed unsecured claim, (ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such unsecured claim entitles the holder of such claim, (iii) treatment that otherwise renders such unsecured claim unimpaired pursuant to section 1124 of the bankruptcy code or (iv) such other, less favorable treatment that is confirmed in writing as being acceptable to such holder and to the applicable debtor.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Accounting policies for all of the Company’s operations are in accordance with the accounting principles generally accepted in the United States of America.

NRG Energy Fresh Start Reporting/Push Down Accounting

      In accordance with SOP 90-7, certain companies qualify for fresh start (“Fresh Start”) reporting in connection with their emergence from bankruptcy. Fresh Start reporting is appropriate on the emergence from Chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting and applied push down accounting to its various subsidiary operations including the Company. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

      Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion, which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

application of the Fresh Start provisions of SOP 90-7 created a new reporting entity having no retained earnings or accumulated deficit.

      As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from its core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, (“DCF,”) valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

      In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. NRG Energy’s Plan of Reorganization provided for the issuance of 100,000,000 shares of NRG Energy common stock to the various creditors resulting in a calculated price per share of $24.04. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

      The application of SOP 90-7 and push down accounting resulted in the creation of a new reporting entity for the Company. Consequently, the consolidated financial statements of the Reorganized Company and the Predecessor Company are separated by a black line to distinguish that the assets, liabilities and equity as well as the results of operations are not comparable between periods. Under the requirements of push down accounting, the Company has adjusted its assets and liabilities to their estimated fair values as of December 5, 2003. The impact of push down accounting resulted in the reduction of members’ equity for the Company in the amount of $416.4 million.

      Between May 14, 2003 and December 23, 2003, the Company operated as a debtor in possession under the supervision of the bankruptcy court. The consolidated financial statements for reporting periods within that timeframe were prepared in accordance with the provisions of SOP 90-7.

      For financial reporting purposes, close of business on December 5, 2003, represents the date of NRG Energy’s emergence from bankruptcy. As previously stated, the Company and certain of its subsidiaries emerged from bankruptcy on December 23, 2003. The accompanying consolidated financial statements reflect

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the impact of NRG Energy’s emergence from bankruptcy effective December 5, 2003. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, prior to push down accounting
The Company’s operations, January 1, 2001-December 31, 2001
The Company’s operations, January 1, 2002-December 31, 2002
The Company’s operations, January 1, 2003-December 5, 2003

“Reorganized Company”	The Company, post push down accounting
The Company’s operations, December 6, 2003-December 31, 2003

      The bankruptcy court in its confirmation order approved NRG Energy’s Plan of Reorganization on November 24, 2003, and subsequently approved the Company’s Plan of Reorganization on December 23, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. NRG Energy’s Plan of Reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. Management believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

Cash and Cash Equivalents

      Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the time of purchase.

Restricted Cash

      Restricted cash consists primarily of funds held in trust accounts to satisfy the requirements of certain debt agreements. The restricted cash balance was $0.1 million, $133.8 million and $109.3 million at December 31, 2003, December 6, 2003 and December 31, 2002, respectively.

Inventory

      Inventory consisting of coal, spare parts and fuel oil is valued at the lower of weighted average cost or market.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. At December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with push down accounting. A new cost basis was established with these adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Asset Impairments

      Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews were performed in accordance

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset is less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

      Investments accounted for by the equity method are reviewed for impairment in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB Opinion No. 18”). APB Opinion No. 18 requires that a loss in value of an investment that is other than a temporary decline should be recognized. The Company identifies and measures loss in value of equity investments based upon a comparison of fair value to carrying value.

Capitalized Interest

      Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the asset under construction is ready for its intended use or when a project is terminated or construction ceased. No capitalized interest was recorded during the period from December 6, 2003 to December 31, 2003 or the period from January 1, 2003 to December 5, 2003. Capitalized interest was approximately $6.3 million during the year ended December 31, 2002, and no capitalized interest was recorded during the year ended December 31, 2001.

Debt Issuance Costs

      Debt issuance costs consist of legal and other costs incurred to obtain debt financing. These costs, which were written off as part of push down accounting (see Note 3), were capitalized and amortized as interest expense on a basis which approximates the effective interest method over the terms of the related debt.

Intangible Assets

      Intangible assets represent contractual rights held by the Company. Intangible assets are amortized over their economic useful life and reviewed for impairment on a periodic basis.

      Intangible assets consist primarily of the fair value of power sales agreements and emission allowances. The amounts related to the power sales agreements will be amortized as a reduction to revenue over the terms and conditions of each contract. Emission allowance related amounts will be amortized as additional fuel expense based upon the actual level of emissions from the respective plant through 2023.

      Effective January 1, 2002, the Company implemented SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, goodwill is not amortized but is subject to periodic testing. At December 31, 2003, December 6, 2003 and December 31, 2002, the Company had no goodwill recorded in the consolidated financial statements.

Burdensome Contracts

      As part of push down accounting, the Company recognized liabilities for executory contracts (power sales agreements) related to the sale of electric capacity and energy in future periods, where the fair value was determined to be significantly burdensome as compared to market expectations. These liabilities represent the out-of-market portion of the executory contracts and are not an indication of the entire fair value of the contracts. Therefore, the liability is being amortized as an increase to revenue over the terms and conditions of each underlying contract. The amount is included on the consolidated balance sheets in other long-term obligations.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      Revenues from the sale of electricity are recorded based upon the output delivered and capacity provided at rates specified under contract terms or prevailing market rates. Under fixed-price contracts, revenues are recognized as products or services are delivered. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred. Capacity and ancillary revenue is recognized when contractually earned. Disputed revenues are not recorded in the financial statements until disputes are resolved and collection is assured.

      The equity method of accounting is applied to investments in partnerships, because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in pretax income or losses are reflected as equity in earnings of unconsolidated affiliates.

Power Marketing Activities

      NRG South Central and certain of its subsidiaries have entered into an agency agreement with a marketing affiliate for the sale of energy, capacity and ancillary services produced and the procurement and management of fuel and emission allowances, which enables the affiliate to engage in forward purchases, sales and hedging transactions to manage the Company’s electricity price exposure. Net gains or losses on hedges by the marketing affiliate, which are physically settled, are recognized in the same manner as the hedged item. The Company receives the net transaction price on all contracts that are physically settled by its marketing affiliate.

Income Taxes

      The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a provision for separate company federal and state income taxes has been reflected in the accompanying consolidated financial statements (see Note 21 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state taxes payable amounts resulting from the tax provision are reflected as a contribution by members in the consolidated statement of members’ equity and consolidated balance sheet.

      Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

Concentrations of Credit Risk

      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, accounts receivable, notes receivable and investments in debt securities. Cash accounts are generally held in federally insured banks. Accounts receivable, notes receivable and derivative instruments are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, the Company believes the credit risk posed by industry concentration is offset by the diversification and credit worthiness of its customer base.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

      The carrying amount of cash and cash equivalents, receivables, accounts payables, and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of long-term debt is estimated based on quoted market prices and similar instruments with equivalent credit quality.

Use of Estimates in Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Reclassifications

      Certain prior year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or total members’ equity as previously reported.

3.	Emergence from Bankruptcy and Fresh Start Reporting

      In accordance with the requirements of push down accounting, the Company’s fair value of $30.2 million was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets and contracts.

      The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

      Due to the adoption of push down accounting as of December 5, 2003, the Reorganized Company’s consolidated balance sheets, consolidated statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s consolidated financial statements and are not comparable in certain respects to the consolidated financial statements prior to the application of push down accounting. A black line has been drawn on the accompanying consolidated financial statements to separate and distinguish

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

between the Reorganized Company and the Predecessor Company. The effects of the push down accounting adjustments on the Company’s consolidated balance sheet as of December 5, 2003, were as follows:

	Predecessor			Reorganized
	Company			Company

	December 5,	Push Down		December 6,
	2003	Adjustments		2003

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$11,398	$—		$11,398
Restricted cash	133,793	—		133,793
Accounts receivable	37,753	—		37,753
Accounts receivable — affiliates	4,751	—		4,751
Notes receivable	1,500	—		1,500
Inventory	47,970	(7,547	)(A)	40,423
Prepayments and other current assets	8,647	—		8,647

Total current assets	245,812	(7,547)		238,265
Property, plant and equipment, net	1,102,151	(184,978	)(B)	917,173
Decommissioning fund investments	4,809	—		4,809
Intangible assets	1,605	120,174	(C)	121,779
Debt issuance costs, net	19,330	(19,330	)(D)	—
Other assets	663	2,426	(E)	3,089

Total assets	$1,374,370	$(89,255)		$1,285,115

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of long-term debt	$856,241	$(24,000	)(D)	$832,241
Accounts payable	15,279	—		15,279
Accrued interest	22,221	—		22,221
Other current liabilities	32,764	—		32,764

Total current liabilities	926,505	(24,000)		902,505
Burdensome contracts	—	342,210	(C)	342,210
Other long-term obligations	1,306	8,885	(C)	10,191

Total liabilities	927,811	327,095		1,254,906

Members’ equity
Members’ contributions	585,040	(554,831)		30,209
Accumulated net loss	(138,481)	138,481		—

Total members’ equity	446,559	(416,350	)(F)	30,209

Total liabilities and members’ equity	$1,374,370	$(89,255)		$1,285,115

(A)	Accounting policy change upon adoption of push down accounting. Consumables are no longer included as inventory and are expensed as incurred.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(B)	Result of allocating the equity value in conformity with the purchase method of accounting for business combinations. These allocations were based on valuations obtained from independent appraisers.

(C)	Reflects management’s estimate, with the assistance of independent appraisers, of the fair value of power sales agreements and SO2 emission credits. Management identified certain power sales agreements that were either significantly valuable or significantly burdensome as compared to our market expectations. In addition, the Asset Retirement Obligation (“ARO”) was revalued.

(D)	Revaluation of debt to fair value.

(E)	Adjustments resulting from the Company’s bankruptcy settlement.

(F)	The change in members’ equity reflects the fair value adjustment resulting from NRG Energy’s Fresh Start accounting procedures.

4.	Other Charges

      Restructuring, impairment charges and reorganization items included in operating costs and expenses in the consolidated statement of operations include the following:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Year
	2003 to	2003 to	Ended
	December 31,	December 5,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Reorganization items	$104	$31,120	$—
Restructuring items and impairment charges	—	—	139,929

	$104	$31,120	$139,929

Reorganization Items

      In connection with the confirmation of the Northeast/South Central Plan of Reorganization, the debt held at the Company became an allowable claim for the principal amounts of $750.8 million. As a result, the Company incurred a charge of approximately $9.1 million to write-off related debt issuance costs. As part of the refinancing transaction completed in December 2003, the Company incurred a pre-payment charge of approximately $11.3 million. Both items were expensed in November 2003, as they were determined to be an allowed claim. The Company also incurred legal and advisor fees of $11.5 million.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Reorganized	Predecessor
	Company	Company

	For the	For the
	Period from	Period from
	December 6,	January 1,
	2003 to	2003 to
	December 31,	December 5,
	2003	2003

	(In thousands of dollars)
Reorganization items
Deferred financing costs	$—	$9,141
Pre-payment charges	—	11,261
Legal and advisor fees	104	11,494
Interest earned on accumulated cash	—	(776)

Total reorganization items	$104	$31,120

Restructuring and Impairment Charges

      The credit rating downgrades, defaults under certain credit agreements, increased collateral requirements and reduced liquidity experienced by the Company during the third quarter of 2002 were “triggering events” which, pursuant to SFAS No. 144, required the Company to review the recoverability of its long-lived assets. As a result, the Company determined that Bayou Cove Peaking Power, a wholly owned subsidiary of NRG Bayou Cove, and the turbine generator held at New Roads, became impaired during the third quarter of 2002 and should be written down to fair market value. During 2002, the Company recorded impairment charges of $126.6 million and $12.0 million on NRG Bayou Cove and the turbine generator, respectively.

      To determine whether an asset was impaired, the Company compared the asset carrying values to total future estimated undiscounted cash flows. Separate analyses were completed for assets or groups of assets at the lowest level for which identifiable cash flows were largely independent of the cash flows of other assets and liabilities. The estimates of future cash flow included only future cash flows, net of associated cash outflows, directly associated with and expected to arise as a result or the Company’s assumed use and eventual disposition of the asset. Cash flow estimates associated with assets in service were based on the asset’s existing service potential. The cash flow estimates may include probability weightings to consider possible alternative course of action and outcomes, given the uncertainty of available information and prospective market conditions.

      If an asset was determined to be impaired based on the cash flow testing performed, an impairment loss was recorded to write down the asset to its fair value. Estimates of fair value were based on prices for similar assets and present value techniques. Fair values determined by similar asset prices reflect the Company’s current estimate of recoverability from expected marketing of project assets. For fair values determined by projected cash flows, the fair value represents a discounted cash flow amount over the remaining life of each project that reflects project-specific assumptions for long-term power pool prices, escalated future project operating costs and expected plan operation given assumed market conditions.

      In addition to asset impairment charges, the Company incurred $1.4 million of expected severance costs associated with the combining of various functions and restructuring costs consisting of advisor fees. These costs were also recognized as restructuring and impairment charges in the consolidated statements of operations.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Inventory

      Inventory, which is valued at the lower of weighted average cost or market, consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Coal	$26,108	$31,342	$48,001
Spare parts	8,207	8,241	15,523
Fuel oil	783	840	840

Total inventory	$35,098	$40,423	$64,364

6.	Property, Plant and Equipment

      The major classes of property, plant and equipment were as follows:

				Predecessor
		Reorganized Company		Company
	Average
	Remaining	December 31,	December 6,	December 31,	Depreciable
	Useful Life	2003	2003	2002	Lives

	(In thousands of dollars)
Land		$30,935	$30,935	$15,579
Facilities, machinery and equipment	18 years	885,656	885,656	1,194,138	1-35 years
Office furnishings and equipment	3 years	582	582	4,433	1-5 years
Construction in progress		329	—	988
Accumulated depreciation		(2,561)	—	(83,242)

Property, plant and equipment, net		$914,941	$917,173	$1,131,896

7.	Asset Retirement Obligation

      Effective January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

      The Company identified certain retirement obligations within its operations. These asset retirement obligations are related primarily to the future dismantlement of equipment on leased property and environment obligations related to ash disposal site closures. The adoption of SFAS No. 143 resulted in recording a $0.3 million increase to property, plant and equipment and a $0.4 million increase to other long-term obligations. The cumulative effect of adopting SFAS No. 143 was recorded as a $21,000 increase to depreciation expense and a $0.1 million increase to operating costs in the period from January 1, 2003 to December 5, 2003, as the Company considered the cumulative effect to be immaterial.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following represents the balances of the asset retirement obligation at January 1, 2003, and the additions and accretion of the asset retirement obligation for the period from January 1, 2003 to December 5, 2003 and the period from December 6, 2003 to December 31, 2003, which is included in other long-term obligations in the consolidated balance sheets. As a result of applying push down accounting, the Company revalued its asset retirement obligations on December 5, 2003. The Company recorded an additional asset retirement obligation of $2.2 million in connection with push down accounting. This amount results from a change in the discount rate used between adoption and December 5, 2003, equal to 500 to 600 basis points.

	Predecessor Company

		Accretion
	Beginning	for Period	Adjustment	Ending
	Balance	Ended	for	Balance
	January 1,	December 5,	Fresh Start	December 5,
	2003	2003	Reporting	2003

	(In thousands of dollars)
Asset retirement obligations	$396	$57	$2,170	$2,623

	Reorganized Company

		Accretion
	Beginning	for Period	Ending
	Balance	December 6 to	Balance
	December 6,	December 31,	December 31,
	2003	2003	2003

	(In thousands of dollars)
Asset retirement obligations	$2,623	$15	$2,638

      The following represents the pro forma effect on the Company’s net income for the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, as if the Company had adopted SFAS No. 143 as of January 1, 2001:

	Predecessor Company

	For the
	Period from
	January 1,	For the Years Ended
	2003 to	December 31,
	December 5,
	2003	2002	2001

		(As Restated)	(As Restated)

	(In thousands of dollars)
Net (loss) income as reported	$(27,969)	$(132,085)	$6,015
Pro forma adjustment to reflect retroactive adoption of SFAS No. 143	70	(28)	(42)

Pro forma net (loss) income	$(27,899)	$(132,113)	$5,973

      On a pro forma basis an asset retirement obligation of $0.4 million would have been recorded as other long-term obligations at both January 1, 2002 and December 31, 2002, based on similar assumptions used to determine the amounts on the Company’s balance sheets at December 31, 2003 and December 6, 2003.

8.	Intangible Assets

      During the first quarter of 2002, the Company adopted SFAS No. 142, Goodwill and other Intangible Assets, which requires new accounting for intangible assets, including goodwill. Intangible assets with finite lives will be amortized over their economic useful lives and periodically reviewed for impairment. Goodwill will no longer be amortized, but will be tested for impairment annually and on an interim basis if an event occurs or a circumstance changes between annual tests that may reduce the fair value of a reporting unit below

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

its carrying value. The Company did not recognize any asset impairments as a result of adopting SFAS No. 142.

Reorganized Company

      The Company had intangible assets with a net carrying value of $121.8 million and $121.0 million at December 6, 2003 and December 31, 2003, respectively. The power sales agreement amounts will be amortized as a reduction to revenue over the terms and conditions of each contract. The remaining amortization period is four years for the power sales agreements. Emission allowances will be amortized as additional fuel expense based upon the actual level of emissions from the respective plants through 2023. No amortization was recorded during the period from December 6, 2003 to December 31, 2003, as this balance includes only emission allowances for 2004 and beyond. All emission allowances for 2003 were used prior to December 5, 2003. The amortization expense for the period from December 6, 2003 to December 31, 2003, was $0.8 million related to power sales agreements. The annual aggregate amortization expense for each of the five succeeding years is expected to approximate $12.6 million in years one through four, and $5.7 million in year five for both the power sales agreements and emission allowances. Intangible assets in the Reorganized Company consisted of the following:

	Reorganized Company

	December 31, 2003		December 6, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands of dollars)
Intangible assets
Power sales agreements	$27,800	$787	$27,800	$—
Emission allowances	93,979	—	93,979	—

Total intangible assets	$121,779	$787	$121,779	$—

Predecessor Company

      At December 31, 2002, the Company had intangible assets of $1.7 million. For the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, the Company recorded approximately $0, $123,000 and $78,000 of amortization expense, respectively. The net amount of the intangible assets was transferred to fixed assets as part of push down accounting.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Long-Term Debt and Notes Payable — Affiliate

      NRG South Central’s long-term debt consists of the following:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
NRG South Central senior bonds
Series A — due 2016 — 8.962%	$—	$450,750	$450,750
Series B — due 2024 — 9.429%	—	300,000	300,000
NRG Peaker — Bayou Cove — note payable affiliate due 2019 — 6.673%	105,491	105,491	105,491
Unamortized fair value adjustment	(23,818)	(24,000)	—

Total debt	$81,673	$832,241	$856,241

      On March 30, 2001, the Company entered into a 364-day, $40 million floating rate working capital revolving credit facility. The Company extended this facility in March 2002 for an additional three months, on substantially similar terms. The Company paid down the outstanding balance in June 2002 with funds received from NRG Energy in an equity contribution, and the facility was not renewed.

      On March 30, 2000, the Company issued $800 million of senior secured bonds in two tranches. The first tranche was for $500 million with a coupon of 8.962% and a maturity of 2016. The second tranche was for $300 million with a coupon of 9.479% and a maturity of 2024. Interest on the bonds is payable in arrears on each March 15 and September 15. Principal payments are made semi-annually on each March 15 and September 15. The proceeds of the bonds were used to finance the Company’s acquisition of the Cajun generating facilities on March 31, 2000. On December 13, 2000, the Company commenced an exchange offer of these bonds with registered bonds that contain similar terms and conditions. The exchange offer was closed on January 19, 2001, with all bonds being exchanged. At December 31, 2003, December 6, 2003 and December 31, 2002, there remained $0, $750.8 million and $750.8 million of outstanding bonds, respectively. On September 15, 2002, the Company missed a $47 million principal and interest payment. The 15-day grace period to make payment related to this issue passed and the Company did not make the required payments. On November 21, 2002, the bond trustee, on behalf of bondholders, accelerated the debt rendering it due and payable. In January 2003, the South Central Generating bondholders unilaterally withdrew $35.6 million from the restricted revenue account, relating to the September 15, 2002, interest payment and fees. On March 17, 2003, South Central bondholders were paid $34.4 million due in relation to the semi-annual interest payment and the $12.8 million principal payment was deferred. NRG South Central remains in default on these notes. As a result, the debt has been classified as current at December 6, 2003 and December 31, 2002.

      As part of the Northeast/ South Central Plan of Reorganization, the Company on December 23, 2003, paid all outstanding bonds, related interest and penalties as part of its emergence from bankruptcy. On December 23, 2003, NRG Energy issued $1.25 billion in Second Priority Notes, due and payable on December 15, 2013. On the same date, NRG Energy also entered into a new credit facility for up to $1.45 billion. Proceeds of the December 23, 2003, Second Priority Note issuance and the New Credit Facility were used, among other things, for repayment of secured debt held by the Company. The Company used proceeds of $632.3 million from a capital contribution from NRG Energy and cash on hand to pay the outstanding balance of $750.8 million, along with $15.3 million in accrued interest and $11.3 million in pre-payment charges.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Project Level Debt

      On June 18, 2002, NRG Peaker Finance Company LLC (“NRG Peaker”), a wholly owned subsidiary of NRG Energy and an affiliate of the Company, issued $325 million of senior secured bonds. The bonds bear interest at a floating rate equal to three months USD-LIBOR BBA plus 1.07%. Interest on the bonds is payable on March 10, June 10, September 10, and December 10 of each year commencing on September 10, 2002. The Peaker projects which secure the senior secured bonds are a combination of several indirect wholly owned subsidiaries of NRG Energy, which include the following entities: Bayou Cove Peaking Power LLC (“Bayou Cove”), Big Cajun I Peaking Power LLC (“Big Cajun Peaking”), NRG Rockford LLC and Rockford II LLC and NRG Sterlington Power LLC (“Sterlington”). Three of these entities, Bayou Cove, Big Cajun Peaking, and Sterlington, are wholly owned nonguarantor subsidiaries of the Company. NRG Peaker Finance Company LLC advanced unsecured loans in the amounts of $107.4 million to Bayou Cove through project loan agreements. The project owners used the gross proceeds of the loans to (1) reimburse NRG Energy for construction and/or acquisition costs for the peaker projects previously paid by NRG Energy, (2) pay to XL Capital Assurance (“XLCA”) the premium for the Bond Policy, (3) provide funds to NRG Peaker to collateralize a portion of NRG Energy’s contingent guaranty obligations and (4) pay transaction costs incurred in connection with the offering of the bonds (including reimbursement of NRG Energy for the portion of such costs previously paid by NRG Energy). At December 31, 2003, December 6, 2003, and December 31, 2002, Bayou Cove, had an affiliate loan outstanding in the amount of $105.5 million at each date in connection with the NRG Peaker bonds. The note bears a fixed interest rate of 6.673%. On the maturity date of June 10, 2019, the principal and accrued interest is due. As of December 31, 2002, NRG Peaker bonds were in default; therefore, the affiliate loan outstanding has been classified as current as of December 31, 2002. Pursuant to the issuance of the bonds, approximately $21.2 million of debt issuance costs were allocated to Bayou Cove, Big Cajun Peaking and Sterlington. These costs represent prepayment of a credit insurance policy (“Bond Policy”) with XLCA. This Bond Policy is a financial guaranty insurance policy that guarantees payment of scheduled principal and interest payments on the bonds.

      The bonds are secured by a pledge of membership interests in NRG Peaker and a security interest in all of its assets, which initially consisted of notes evidencing loans to the affiliate project owners, including Bayou Cove, Big Cajun Peaking and Sterlington. The project owners’ jointly and severally guarantied the entire principal amount of the bonds and interest on such principal amount. The project owner guaranties are secured by a pledge of the membership interest in three of five project owners, including Bayou Cove, and a security interest in substantially all of the project owners’ assets related to the peaker projects, including equipment, real property rights, contracts and permits. NRG Energy has entered into a contingent guaranty agreement in favor of the collateral agent for the benefit of the secured parties, under which it agreed to make payments to cover scheduled principal and interest payments on the bonds and regularly scheduled payments under the interest rate swap agreement, to the extent that the net revenues from the peaker projects are insufficient to make such payments, in specified circumstances. This financing contains a cross-default provision related to the failure by NRG Energy to make payment of principal, interest or other amounts due on debt for borrowed money in excess of $50 million of payment defaults by NRG Energy, a covenant that was violated in October 2002. In addition, liens were placed against the Bayou Cove facility resulting in an additional default. NRG Peaker is in the process of getting such liens released. On October 22, 2002, XLCA issued a notice on default on the NRG Peaker financing facility. On December 10, 2002, $16.0 million in interest, principal, and swap payments were made from NRG Energy’s restricted cash accounts. As a result, $319.4 million in principal remains outstanding as of December 31, 2002. On May 12, 2003, XLCA accelerated the bonds, rendering the bonds immediately due and payable. Also on May 12, 2003, a forbearance agreement was entered into which forbears XLCA from exercising its rights and remedies.

      On December 10, 2003, $31.1 million in interest, principal, and swap payments were made from restricted cash accounts. As a result, $311.4 million in principal remains outstanding as of December 31, 2003.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On January 6, 2004, NRG Energy and XLCA consummated a comprehensive restructuring arrangement which provides for, among other things, the provision of a letter of credit by NRG Energy for the benefit of the secured parties in the NRG Peaker financing in lieu of the contingent guarantee described above, the cure or waiver of all defaults under the original financing agreement and the mutual release of claims by the parties. With the exception of distributions to pay taxes, distributions to equity holders are subject to tests regarding NRG Peaker reserve funding and financial ratios.

      In connection with the revaluation of NRG Peaker’s debt to fair value under SOP 90-7, debt discounts were recorded in debt. At December 31, 2003 and December 6, 2003, the unamortized debt discounts recorded in debt were $72.1 million and $72.7 million, respectively. Approximately $23.8 million and $24.0 million of these amounts relate to Bayou Cove at December 31, 2003 and December 6, 2003, respectively.

      In June 2002, NRG Peaker also entered into an interest rate swap agreement pursuant to which it agreed to make fixed rate interest payments and receive floating rate interest payments. The agreement effectively changed the interest exposure on the original $325 million of bonds from LIBOR plus 1.07% (2.24125% at December 31, 2003) to a fixed rate of 6.67%. The interest rate swap counter-party will have a security interest in the collateral for the bonds and the collateral for the Peaker Affiliates’ guarantees. Net payments to be made by NRG Peaker under the interest rate swap agreement will be guaranteed pursuant to a separate financial guaranty insurance policy with XLCA, the issuer of which will have a security interest in the collateral for the bonds and the collateral for the Peaker Affiliates’ guaranties. NRG Peaker was in compliance with this agreement at December 31, 2003. The agreement expires in June 2019.

10.	Derivative Instruments and Hedging Activity

      On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 requires the Company to record all derivatives on the consolidated balance sheet at fair value. Changes in the fair value of nonhedge derivatives will be immediately recognized in earnings. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not the overall risk is being reduced and (c) if there is high degree of correlation between the value of the derivative instrument and the underlying obligation. Formal documentation of the hedging relationship, the nature of the underlying risk, the risk management objective, and the means by which effectiveness will be assessed is created at the inception of the hedge. Changes in fair values of derivatives accounted for as hedges are either recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income (“OCI”) until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument’s change in fair value is immediately recognized in earnings. The Company also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. This assessment includes all components of each derivative’s gains or losses unless otherwise noted. When it is determined that a derivative ceases to be a highly effective hedge, hedge accounting is discontinued.

     Energy and Energy Related Commodities

      The Company is exposed to commodity price variability in electricity, emission allowance, natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, the Company entered into transactions for physical delivery of particular commodities for a specific period. These financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. These transactions are utilized to:

•	Manage and hedge its fixed-price purchases and sales commitments;

•	Reduce its exposure to the volatility of spot market prices;

•	Hedge fuel requirements at its generation facilities; and

•	Protect its investment in fuel inventories.

     Interest Rates

      From time to time, the Company may use interest rate hedging instruments to protect it from an increase in the cost of borrowings. At December 31, 2003, December 6, 2003 and December 31, 2002, respectively, there were no such instruments outstanding.

      SFAS No. 133 applies to the Company’s long-term power sales contracts, long-term gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At December 31, 2003, the Company had various commodity contracts extending through 2005. None of these contracts are designated as hedging instruments.

      The adoption of SFAS No. 133 on January 1, 2001, resulted in an after-tax unrealized gain of $0.5 million related to previously deferred net gains on derivatives designated as hedges. During the year ended December 31, 2001, the Company reclassified gains of $0.5 million from OCI to current-period earnings. The Company has no derivative instruments classified as hedges and no deferred gains or losses in OCI at December 31, 2003, December 6, 2003 or December 31, 2002.

     Statement of Operations

      The following tables summarize the effects of SFAS No. 133 on the Company’s statements of operations for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, respectively:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Revenues	$(72)	$(112)	$92	$21
Cost of operations	—	135	(97)	(39)

Total statement of operations impact before tax	$(72)	$23	$(5)	$(18)

      During the period from December 6, 2003 to December 31, 2003 and the period from January 1, 2003 to December 5, 2003, the Company recognized no gain or loss due to the ineffectiveness of commodity cash flow hedges, and no components of NRG South Central’s derivative instruments gains or losses were excluded from the assessment of effectiveness.

      The Company’s earnings were decreased for the period from December 6, 2003 to December 31, 2003, and were increased for the period from January 1, 2003 to December 5, 2003, by $72,000 and $23,000,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively, associated with the changes in fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133

      During the years ended December 31, 2002 and 2001, respectively, the Company recognized no gain or loss due to ineffectiveness of commodity cash flow hedges, and no components of the Company’s derivative instruments’ gains or losses were excluded from the assessment of effectiveness.

      The Company’s earnings for the years ended December 31, 2002 and 2001, were decreased by unrealized losses of $5,000 and $18,000, respectively, associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

11.	Financial Instruments

      The estimated fair values of the Company’s recorded financial instruments are as follows:

	Reorganized Company				Predecessor Company

	December 31, 2003		December 6, 2003		December 31, 2002

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

	(In thousands of dollars)
Cash	$4,612	$4,612	$11,398	$11,398	$310	$310
Restricted cash	99	99	133,793	133,793	109,336	109,336
Notes receivable	584	584	1,500	1,500	3,000	3,000
Decommissioning funds	4,809	4,809	4,809	4,809	4,617	4,617
Long-term debt, including current portion	—	—	750,750	750,750	750,750	525,525
Note payable — affiliate	81,673	81,673	81,491	81,491	105,491	105,491

      For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable approximates carrying value as the underlying instruments have a variable market interest rate. The fair value of note payable — affiliate and long-term debt is estimated based on the quoted market prices for these issues with similar credit quality. Decommissioning fund investments are comprised of various debt securities of the United States and are carried at amortized cost, which approximates their fair value.

12.	Related Party Transactions

      The Company and certain of its subsidiaries entered into a power sales and agency agreement with NRG Power Marketing Inc., a wholly owned subsidiary of NRG Energy. The agreement is effective until December 31, 2030. Under the agreement, NRG Power Marketing Inc. (“NRG Power Marketing”) will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by NRG South Central or its subsidiaries, (ii) procure and provide to the Company and certain of its subsidiaries all fuel required to operate its respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by the Company and certain of its subsidiaries. In addition, NRG Power Marketing will have the exclusive right and obligation to direct the power output from the facilities.

      Under the agreement, NRG Power Marketing pays to the Company and certain of its subsidiaries gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g. transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing.

      The Company and certain of its subsidiaries entered into an operation and maintenance agreement with NRG Operating Services, Inc. (“NRG Operating Services”), a wholly owned subsidiary of NRG Energy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The agreement is perpetual in term until terminated in writing by the Company or its subsidiaries or until earlier terminated upon an event of default. Under the agreement, at the request of the Company and certain of its subsidiaries, NRG Operating Services manages, oversees and supplements the operation and maintenance of the Cajun facilities.

      During the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, the Company and its subsidiaries incurred no operating costs from NRG Operating Services.

      The Company entered into an agreement with NRG Energy for corporate support and services. The agreement is perpetual in term until terminated in writing by the Company or until earlier terminated upon an event of default. Under the agreement, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG Energy is paid for personnel time as well as out-of-pocket costs. These costs are reflected in general and administrative expenses in the consolidated statements of operations.

      During the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, the Company incurred approximately $1.2 million, $3.4 million, $0.8 million and $0.6 million, respectively, for corporate support and services.

      At December 31, 2003, December 6, 2003 and December 31, 2002, the Company has an accounts payable — affiliates balance of approximately $0, $0 and $126.5 million, respectively, which consisted primarily of a payable to NRG Energy for capitalized development costs incurred prior to the acquisition of the Cajun facilities, construction costs related to Bayou Cove and operating expenses paid on behalf of the Company as described in the paragraphs above.

      During 2002, in connection with the Peaker financing, Louisiana Generating sold 50% of its interest in the natural gas line to Big Cajun 1 Peaker at a gain of $0.4 million. The intercompany gain was eliminated in consolidation.

13.	Benefits Disclosures

      Louisiana Generating, a wholly owned subsidiary of the Company, retained a number of the administrative and operating personnel of Cajun Electric upon acquisition of Cajun Electric’s generating facilities. Prior to March 31, 2000, these employees were participants in the National Rural Electric Cooperative Association’s Retirement and Security Program, a master multiple-employer defined benefit plan. Effective March 31, 2000, the Cooperative’s defined benefit and 401-K plans were terminated and no pension obligation was assumed by Louisiana Generating, NRG Energy or the Company. Louisiana Generating sponsors a cash balance pension plan arrangement whereby the employees are entitled to a pension benefit of approximately 7% of total payroll. The employees are also eligible to participate in a 401-K plan that provides for the matching of specified amounts of employee contributions to the plan.

      For the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, the Company recorded approximately $138,800, $769,700 and $357,000, respectively, of pension expense and approximately $28,500, $460,100 and $680,800, respectively, of 401-K matching funds.

14.	Sales to Significant Customers

      For the period from December 6, 2003 to December 31, 2003, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.6% and 17.5%, respectively of the Company’s total revenues. For the period from January 1, 2003 to December 5, 2003, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 18.3% and 17.5%, respectively of the Company’s total revenues. For the year ended December 31, 2002, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 16.9% and 15.9%, respectively of the Company’s total revenues. For the year ended December 31, 2001, sales to two customers accounted for 32.1% of the Company’s total revenues, Southwest Louisiana Electric Membership Corporation (16.4%) and Dixie Electric Membership Corporation (15.7%). During March 2000, NRG South Central entered into certain power sales agreements with eleven distribution cooperatives that were customers of Cajun Electric prior to its acquisition of the Cajun facilities. The initial terms of these agreements provide for the sale of energy, capacity and ancillary services for the periods ranging from 4 to 25 years. In addition, NRG South Central assumed Cajun Electric’s obligations under four long-term power supply agreements. The terms of these agreements range from 10 to 26 years. These power sales agreements accounted for 86.7%, 84.9%, 80.8% and 78.4% of the Company’s total revenues during the periods December 6, 2003 to December 31, 2003, January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and December 31, 2001, respectively (see Note 15).

15.	Commitments and Contingencies

Operating Lease Commitments

      The Company leases certain of its land, storage space and equipment under operating leases expiring on various dates through 2015. Rental expense under these operating leases was approximately $27,000, $0.5 million and $0.5 million for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and the year ended December 31, 2002, respectively. Future minimum lease commitments under these leases for the years ending after December 31, 2003, are as follows:

(In thousands
of dollars)
2004	$181
2005	55
2006	23
2007	20
2008	20
Thereafter	140

$439

Contractual Commitments

Power Supply Agreements with the Distribution Cooperatives

      During March 2000, Louisiana Generating entered into certain power supply agreements with eleven distribution cooperatives to provide energy, capacity and transmission services. The agreements are standardized into three types, Form A, B, and C. In connection with push down accounting resulting from NRG Energy’s fresh start accounting, certain of the Company’s long-term power supply agreements were determined to be at above or below market rates. As a result, the Company valued these agreements and recognized the fair value of such contracts on the December 6, 2003 balance sheet. The fair value of these contracts that were deemed to be valuable have been included in intangible assets. The fair value of contracts determined to be significantly burdensome were recorded as noncurrent liabilities and will be amortized as an increase to revenues over the terms and conditions of each contract. These contracts consist primarily of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

long-term power sale agreements the Company has with its cooperative customers and certain others. The gross carrying amount of the unfavorable out of market power sales agreements at both December 31, 2003 and December 6, 2003, was $342.2 million. During the period from December 6, 2003 to December 31, 2003, approximately $1.0 million was amortized as an increase to revenues.

Form A Agreements

      Six of the distribution cooperatives entered into Form A power supply agreements. The Form A agreement is an all-requirements power supply agreement which has an initial term of 25 years, commencing on March 31, 2000. After the initial term, the agreement continues on a year-to-year basis, unless terminated by either party giving five years advance notice.

      Under the Form A power supply agreement, Louisiana Generating is obligated to supply the distribution cooperative all of the energy and capacity required by the distribution cooperative for service to its retail customers although the distribution cooperative has certain limited rights under which it can purchase energy and capacity from third parties.

      The Company must contract for all transmission service required to serve the distribution cooperative and will pass through the costs of transmission service to the cooperative. The Company is required to supply at its cost, without pass through, control area services and ancillary services which transmission providers are not required to provide.

      The Company owns and maintains the substations and other facilities used to deliver energy and capacity to the distribution cooperative and charges the cooperative a monthly specific delivery facility charge for such facilities any additions to, or new delivery facilities. The initial monthly charge is 1% of the value of all of the distribution cooperative’s specific delivery facilities. The cost of additional investment during the term of the agreement will be added to the initial value of the delivery facilities to calculate the monthly specific delivery facility charge.

      Louisiana Generating charges the distribution cooperative a demand charge, a fuel charge and a variable operation and maintenance charge. The demand charge consists of two components, a capital rate and a fixed operation and maintenance rate. The distribution cooperatives have an option to choose one of two fuel options; all nine have selected the first option which is a fixed fee through 2004 and determined using a formula which is based on gas prices and the cost of delivered coal for the period thereafter. At the end of the fifteenth year of the contract, the cooperatives may switch to the second fuel option. The second fuel option consists of a pass-through of fuel costs, with a guaranteed coal heat rate and purchased energy costs, excluding the demand component in purchased power. From time to time, Louisiana Generating may offer fixed fuel rates which the cooperative may elect to utilize. The variable operation and maintenance charge is fixed through 2004 and escalates at either approximately 3% per annum or in accordance with actual changes in specified indices as selected by the distribution cooperative. Five of the distribution cooperatives elected the fixed escalation provision and one elected the specified indices provision.

      The Form A agreement also contains provisions for special rates for certain customers based on the economic development benefits the customer will provide and other rates to improve the distribution cooperative’s ability to compete with service offered by political subdivisions.

Form B Agreements

      One distribution cooperative selected the Form B Power Supply Agreement. The term of the Form B power supply agreement commences on March 31, 2000, and ends on December 31, 2024. The Form B power supply agreement allows the distribution cooperative the right to elect to limit its purchase obligations to “base supply” or also to purchase “supplemental supply.” Base supply is the distribution cooperative’s ratable share of the generating capacity purchased by Louisiana Generating from Cajun Electric. Supplemental supply is

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the cooperative’s requirements in excess of the base supply amount. The distribution cooperative, which selected the Form B agreement, also elected to purchase supplemental supply.

      Louisiana Generating charges the distribution cooperative a monthly specific delivery facility charge of approximately 1.75% of the depreciated net book value of the specific delivery facilities, including additional investment. The distribution cooperative may assume the right to maintain the specific delivery facilities and reduce the charge to 1.25% of the depreciated net book value of the specific delivery facilities. Louisiana Generating also charges the distribution cooperative its ratable share of 1.75% of the depreciated book value of common delivery facilities, which include communications, transmission and metering facilities owned by Louisiana Generating to provide supervisory control and date acquisition, and automatic control for customers.

      For base supply, Louisiana Generating charges the distribution cooperative a demand charge, an energy charge and a fuel charge. The demand charge for each contract year is set forth in the agreement and is subject to increase for environmental legislation or occupational safety and health laws enacted after the effective date of the agreement. Louisiana Generating can increase the demand charge to the extent its cost of providing supplemental supply exceeds $400 per kilowatt (“kW”). The energy charge is fixed through 2004, and decreased slightly for the remainder of the contract term. The fuel charge is a pass-through of fuel and purchased energy costs. The distribution cooperative may elect to be charged based on a guaranteed coal-fired heat rate of 10,600 British Thermal Units per kilowatt-hour (“Btu/kWh”), and it may also select fixed fuel factors as set forth in the agreement for each year through 2008. The one distribution cooperative which selected this form of agreement elected to utilize the fixed fuel factors. For the years after 2008, Louisiana Generating will offer additional fixed fuel factors for five-year periods that may be elected. For the years after 2008, the distribution cooperative may also elect to have its charges computed under the pass-through provisions with or without the guaranteed coal-fired heat rate.

      At the beginning of year six, Louisiana Generating will establish a rate equal to the ratable share of $18 million. The amount of the fund will be approximately $720,000. This fund will be used to offset the energy costs of the Form B distribution cooperatives which elected the fuel pass-through provision of the fuel charge, to the extent the cost of power exceeds $0.04 per kWh. Any funds remaining at the end of the term of the power supply agreement will be returned to Louisiana Generating.

Form C Agreements

      Four distribution cooperatives selected the Form C power supply agreement. The Form C power supply agreement is identical to the Form A power supply agreement, except for the following.

      The term of the Form C power supply agreement was for four years following the closing date of the acquisition of the Cajun facilities. In October 2003, the Louisiana Public Service Commission approved contract extensions for all four Form C distribution cooperatives for terms of an additional five or ten years.

      Louisiana Generating will charge the distribution cooperative a demand rate, a variable operation and maintenance charge and fuel charge. Louisiana Generating will not offer the distribution cooperatives which select the Form C agreement any new incentive rates, but will continue to honor existing incentive rates. At the end of the term of the agreement, the distribution cooperative is obligated to purchase the specific delivery facilities for a purchase price equal to the depreciated book value.

      Louisiana Generating must contract for all transmission services required to serve the distribution cooperative and will pass through the costs of transmission service to the cooperative. Louisiana Generating is required to supply at its cost, without pass-through, control area services and ancillary services which transmission providers are not required to provide.

      Louisiana Generating owns and maintains the substations and other facilities used to deliver energy and capacity to the distribution cooperative and charges the cooperative a monthly specific delivery facility charge

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for such facilities; any additions to, or new delivery facilities. The initial monthly charge is 1% of the value of all of the distribution cooperative’s specific delivery facilities. The cost of additional investment during the term of the agreement will be added to the initial value of the delivery facilities to calculate the monthly specific delivery facility charge.

      Included in the amended and restated Form C agreements is a provision for an annual $250,000 Economic Development Contribution to be shared among the four Form C distribution cooperatives, beginning in April 2004 and extending through the end of the contract terms.

Other Power Supply Agreements

      Louisiana Generating assumed Cajun Electric’s rights and obligations under two consecutive long-term power supply agreements with South Western Electric Power Company (“SWEPCO”), one agreement with South Mississippi Electric Power Association (“SMEPA”) and one agreement with Municipal Energy Agency of Mississippi (“MEAM”).

      The SWEPCO Operating Reserves and Off-Peak Power Sale Agreement, terminates on December 31, 2007. The agreement requires Louisiana Generating to supply 100 megawatts (“MW”) of off-peak energy during certain hours of the day to a maximum of 292,000 megawatt-hours (“MWh”) per year and an additional 100 MW of operating reserve capacity and the associated energy within ten minutes of a phone request during certain hours to a maximum of 43,800 MWh of operating reserve energy per year. The obligation to purchase the 100 MW of off-peak energy is contingent on Louisiana Generating’s ability to deliver operating reserve capacity and energy associated with operating reserve capacity. At Louisiana Generating’s request, it will supply up to 100 MW of nonfirm, on peak capacity and associated energy.

      The SWEPCO Operating Reserves Capacity and Energy Power Sale Agreement is effective January 1, 2008 through December 31, 2026. The agreement requires Louisiana Generating to provide 50 MW of operating reserve capacity within ten minutes of a phone request. In addition, SWEPCO is granted the right to purchase up to 21,900 MWh/year of operating reserve energy.

      The SMEPA Unit Power Sale Agreement is effective through May 31, 2009, unless terminated following certain regulatory changes, changes in fuel costs or destruction of the Cajun facilities. The agreement requires Louisiana Generating to provide 75 MW of capacity and the associated energy from Big Cajun II, Unit 1 and an option for SMEPA to purchase additional capacity and associated energy if Louisiana Generating determines that it is available, in 10 MW increments, up to a total of 200 MW. SMEPA is required to schedule a minimum of 25 MW plus 37% of any additional capacity that is purchased. The capacity charge is fixed through May 31, 2004, and increases for the period form June 1, 2004 to May 31, 2009, including transmission costs to the delivery point and any escalation of expenses. The energy charge is 110% of the incremental fuel cost for Big Cajun II, Unit 1.

      The MEAM Power Sale Agreement is effective through May 31, 2010, with an option for MEAM to extend through September 30, 2015, upon five years advance notice. The agreement requires Louisiana Generating to provide 20 MW of firm capacity and associated energy with an option for MEAM to increase the capacity purchased to a total of 30 MW upon five years advance notice. The capacity charge is fixed. The operation and maintenance charge is a fixed amount which escalates at 3.5% per year. There is a transmission charge which varies depending upon the delivery point. The price for energy associated with the firm capacity is 110% of the incremental generating cost to Louisiana Generating and is adjusted to include transmission losses to the delivery point.

Coal Supply Agreement

      Louisiana Generating has entered into a coal supply agreement with Triton Coal. The coal is primarily sourced from Triton Coal’s Buckskin and North Rochelle mines located in the Powder River Basin, Wyoming.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The initial term of the coal supply agreement ends on March 31, 2005. The agreement establishes a base price per ton for coal supplied by Triton Coal. The base price is subjected to adjustment for changes in the level of taxes or other government fees and charges, or variations in the caloric value and sulfur content of the coal shipped, and changes in the price of SO2 emission allowances. The base price is based on certain annual weighted average quality specifications, subject to suspension and rejection limits.

Coal Transportation Agreement

      Louisiana Generating entered into a coal transportation agreement with Burlington Northern and Santa Fe Railway and American Commercial Terminal. This agreement provides for the transport of all of the coal requirements of Big Cajun II from the mines in Wyoming to Big Cajun II.

Transmission and Interconnection Agreements

      Louisiana Generating assumed Cajun Electric’s existing transmission agreements with Central Louisiana Electric Company, SWEPCO; and Entergy Services, Inc., acting as agent for Entergy Arkansas, Inc., Entergy Gulf States, Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. Louisiana Generating also entered into two Interconnection and Operating Agreements with Entergy Gulf States Inc. on May 1, 2002. The Cajun facilities are connected to the transmission system of Entergy Gulf States and power is delivered to the distribution cooperative at various delivery points on the transmission systems of Entergy Gulf States, Entergy Louisiana, Central Louisiana Electric Company and SWEPCO. Louisiana Generating also assumed from Cajun Electric 20 interchange and sales agreements with utilities and cooperatives, providing access to a 12 state area.

Environmental Matters

      The construction and operation of power projects are subject to stringent environmental and safety protection and land use laws and regulation in the United States. These laws and regulations generally require lengthy and complex processes to obtain licenses, permits and approvals from federal, state and local agencies. If such laws and regulations become more stringent and the Company’s facilities are not exempted from coverage, the Company could be required to make extensive modifications to further reduce potential environmental impacts. Also, the Company could be held responsible under environmental and safety laws for the cleanup of pollutant releases at its facilities or at off-site locations where it has sent wastes.

      The Company and its subsidiaries strive to exceed the standards of compliance with applicable environmental and safety regulations. Nonetheless, the Company expects that future liability under or compliance with environmental and safety requirements could have a material effect on its operations or competitive position. It is not possible at this time to determine when or to what extent additional facilities or modifications of existing or planned facilities will be required as a result of possible changes to environmental and safety regulations, regulatory interpretations or enforcement policies. In general, the effect of future laws or regulations is expected to require the addition of pollution control equipment or the imposition of restrictions on the Company’s operations.

      The Company establishes accruals where reasonable estimates of probable environmental and safety liabilities are possible. The Company adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information.

      Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility, and may be held liable to a governmental entity or to third parties for property damage, personal injury and

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investigation and remediation costs incurred by the party in connection with any releases or threatened releases. These laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances, and courts have interpreted liability under such laws to be strict (without fault) and joint and several. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. The Company has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

      Liabilities associated with closure, post-closure care and monitoring of the ash ponds owned and operated on site at the Big Cajun II Generating Station are addressed through the use of a trust fund maintained by the Company (one of the instruments allowed by the Louisiana Department of Environmental Quality for providing financial assurance for expenses associated with closure and post-closure care of the ponds). The value of the trust fund is approximately $4.6 million at December 31, 2002, and the Company is making annual payments to the fund in the amount of about $116,000. See Note 18.

      The Louisiana Department of Environmental Quality has promulgated State Implementation Plan revisions to bring the Baton Rouge ozone nonattainment area into compliance with National Ambient Air Quality Standards. The Company participated in development of the revisions, which require the reduction of NOx emissions at the gas-fired Big Cajun I Power Station and coal-fired Big Cajun II Power Station to 0.1 pounds NOx per million Btu heat input and 0.21 pounds NOx per million Btu heat input, respectively. This revision of the Louisiana air rules would appear to constitute a change-in-law covered by agreement between Louisiana Generating LLC and the electric cooperatives allowing the costs of added combustion controls to be passed through to the cooperatives. The capital cost of combustion controls required at the Big Cajun II Generating Station to meet the State’s NOx regulations will total about $10.0 million each for Units 1 & 2. Unit 3 has already made such changes. The capital cost of combustion controls required at the Big Cajun I Generating Station to meet the State’s NOx regulations will total about $5 million to $10 million for the Unit 1 & 2 steam boilers.

Legal Issues

United States Environmental Protection Agency Request for Information under Section 114 of the Clean Air Act

      On January 27, 2004, Louisiana Generating, LLC and Big Cajun II received a request for information under Section 114 of the Clean Air Act from the United States Environmental Protection Agency (“EPA”) seeking information primarily relating to physical changes made at Big Cajun II in 1994 and 1995 by the predecessor owner of that facility. Louisiana Generating, LLC and Big Cajun II have been responding to the EPA request in an appropriate manner. At the present time, the Company cannot predict the probable outcome in this matter.

      Two lawsuits are pending in Federal Court involving 39 former employees of Cajun Electric Power Cooperative, Inc. who claim age/race/sex discrimination in failure to hire by Louisiana Generating. One lawsuit was dismissed on summary judgment and has been appealed. In the remaining lawsuit, we are awaiting the District Court’s ruling on Louisiana Generating’s motions for summary judgment.

In the Matter of Louisiana Generating, LLC, Adversary Proceeding No. 2002-1095 1-EQ on the Docket of the Louisiana Division of Administrative Law

      During 2000, the Louisiana Department of Environmental Quality (“DEQ”) issued a Part 70 Air Permit modification to Louisiana Generating to construct and operate two 120 MW natural gas-fired turbines. The Part 70 Air Permit set emissions limits for the criteria air pollutants, including NOx, based on the application

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of Best Available Control Technology (“BACT”). The BACT limitation for NOx was based on the guarantees of the manufacturer, Siemens-Westinghouse. Louisiana Generating sought an interim emissions limit to allow Siemens-Westinghouse time to install additional control equipment. To establish the interim limit, DEQ issued a Compliance Order and Notice of Potential Penalty, No. AE-CN-02-0022, on September 8, 2002, which is, in part, subject to the referenced administrative hearing. DEQ alleged that Louisiana Generating did not meet its NOx emissions limit on certain days, did not conduct all opacity monitoring and did not complete all record keeping and certification requirements. Louisiana Generating intends to vigorously defend certain claims and any future penalty assessment, while also seeking an amendment of its limit for NO(x). An amended permit application and an amended BACT analysis were submitted to DEQ on February 27, 2004. DEQ is presently reviewing the amended application. In addition, NRG Energy may assert breach of warranty claims against the manufacturer. With respect to the administrative action described above, at this time the Company is unable to predict the eventual outcome of this matter or the potential loss contingencies, if any, to which the Company may be subject.

16.	Regulatory Issues

      The Company’s assets are located within the control areas of the local, regulated, and sometimes vertically integrated, utilities, primarily Entergy Corporation (“Entergy”). The utility performs the scheduling, reserve and reliability functions that are administered by the Independent System Operators (“ISO”) in certain other regions of the United States and Canada. The Company operates a National Electric Reliability Council (“NERC”) certified control areas within the Entergy control area, which is comprised of the Company’s generating assets and its co-op customer loads. Although the reliability functions performed are essentially the same, the primary differences between these markets lie principally in the physical delivery and price discovery mechanisms. In the South Central region, all power sales and purchases are consummated bilaterally between individual counter-parties, and physically delivered either within or across the physical control areas of the transmission owners from the source generator to the sink load. Transacting counter-parties are required to reserve and purchase transmission services from the intervening transmission owners at their Federal Energy Regulatory Commission (“FERC”) approved tariff rates. Included with these transmission services are the reserve and ancillary costs. Energy prices in the South Central region are determining and agreed to in bilateral negotiations between representatives of the transacting counter-parties, using market information gleaned by the individual marketing agents arranging the transactions.

      In the South Central area, including Entergy’s service territory, the present energy market is not a centralized market and does not have an independent system operator as is found in the Northeast markets. The Company presently has long-term all requirements contracts with 11 Louisiana Distribution Cooperatives, and long-term contracts with the Municipal Energy Agency of Mississippi, South Mississippi Electric Power Association and Southwestern Electric Power Company. The Distribution Cooperatives serve approximately 300,000 to 350,000 retail customers.

      On March 31, 2004, Entergy filed with FERC a proposal: to have an independent person monitor the Entergy operation of the transmission system, to review the pricing structure for transmission expansion and to establish a weekly procurement process by which Entergy and other load serving entities could purchase energy. On June 30, 2004, the Company intervened in the case and requested FERC reject the proposals. FERC has not ruled on this request. Also, it is unclear at this time how these recent developments will impact the Company.

17.	Jointly Owned Plant

      On March 31, 2000, Louisiana Generating acquired a 58% interest in the Big Cajun II, Unit 3 generation plant. Entergy Gulf States owns the remaining 42%. Big Cajun II, Unit 3 is operated and maintained by Louisiana Generating pursuant to a joint ownership participation and operating agreement. Under this

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement, Louisiana Generating and Entergy Gulf States are each entitled to their ownership percentage of the hourly net electrical output of Big Cajun II, Unit 3. All fixed costs are shared in proportion to the ownership interests. Fixed costs include the cost of operating common facilities. All variable costs are borne in proportion to the energy delivered to the owners. The Company’s statements of operations include its share of all fixed and variable costs of operating the unit.

      The Company’s 58% share of the property, plant and equipment and construction in progress as revalued to fair value upon the application of push down accounting at December 31, 2003 and December 6, 2003, was $183.2 million and $183.2 million, respectively, and corresponding accumulated depreciation and amortization was $0.5 million and $0, respectively. The Company’s 58% share of the original cost is included in property, plant and equipment and construction in progress at December 31, 2002, was $189.0 million and corresponding accumulated depreciation and amortization was $12.3 million.

18.	Decommissioning Fund

      The Company is required by the State of Louisiana Department of Environmental Quality (“DEQ”) to rehabilitate its Big Cajun II ash and wastewater impoundment areas upon removal from service of the Big Cajun II facilities. On July 1, 1989, a guarantor trust fund (the “Solid Waste Disposal Trust Fund”) was established to accumulate the estimated funds necessary for such purpose. The Company’s predecessor deposited $1.06 million in the Solid Waste Disposal Trust Fund in 1989, and funded $116,000 annually thereafter, based upon an estimated future rehabilitation cost (in 1989 dollars) of approximately $3.5 million and the remaining estimated useful life of the Big Cajun II facilities. Cumulative contributions to the Solid Waste Disposal Trust Fund and earnings on the investments therein are accrued as a decommissioning liability. At December 31, 2003, December 6, 2003 and December 31, 2002, the carrying value of the trust fund investments and the related accrued decommissioning liability was approximately $4.8 million, 4.8 million, and $4.6 million, respectively. The trust fund investments are comprised of various debt securities of the United States and are carried at amortized cost, which approximates their fair value.

19.	Sale of Equity Method Investment

      In September 2002, NRG Energy agreed to sell its indirect 50% interest in SRW Cogeneration LP (“SRW”), to its partner in SRW Conoco, Inc. in consideration for Conoco’s agreement to terminate or assume all of the obligations of NRG Energy in relation to SRW. SRW owns a cogeneration facility in Orange County, Texas. The Company recorded a charge of approximately $48 million during the third quarter to write down the carrying value of its investment due to the pending sale. The sale closed on November 5, 2002.

20.	Guarantees

      In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

      In connection with push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of those guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception.

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company was a guarantor of the bonds issued on March 30, 2000, to acquire the Cajun facilities. On December 23, 2003, South Central paid in full the remaining balance of such bonds.

      The Company guarantees the purchase and sale of fuel, emission credits and power generation to and from third parties in connection with the operation of some of the Company’s generation facilities. At December 31, 2003 and December 6, 2003, the Company’s obligations pursuant to its guarantees of the performance of its subsidiaries totaled approximately $13 million and $13 million, respectively. As of December 31, 2002, the Company’s obligations pursuant to its guarantees of the performance of its subsidiaries totaled approximately $39.7 million. In addition, the Company had one guarantee related to the purchase of transmission service that has an indeterminate value at December 31, 2003, December 6, 2003 and December 31, 2002.

      In June 2002, NRG Peaker Finance Company LLC issued $325 million of secured bonds to make loans to affiliates which own natural gas fired “peaker” electric generating projects. At December 31, 2003 and December 6, 2003, $239.3 million and $246.7 million remain outstanding, respectively. NRG Peaker Finance Company LLC advanced unsecured loans in the amount of $107.4 million to Bayou Cove through project loan agreements. The remaining $217.6 million was advanced to NRG Rockford LLC and Rockford II LLC, indirect wholly owned subsidiaries of NRG Energy. At December 31, 2003 and December 6, 2003, Bayou Cove had an intercompany loan outstanding in the amount of $81.7 million and $105.5 million, respectively. The principal and interest payments, in addition to the obligation to pay fees and other finance expenses, in connection with the bonds are jointly and severally guaranteed by each of the three projects. As a result, NRG South Central’s obligation pursuant to its guarantee of the secured bonds is $239.3 million at December 31, 2003.

      On December 23, 2003, the Company’s ultimate parent, NRG Energy, issued $1.25 billion of 8% Second Priority Notes, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

      NRG Energy’s payment obligations under the notes and all related parity lien obligations are guaranteed on an unconditional basis by each of NRG Energy’s current and future restricted subsidiaries, of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future parity lien debt, by security interest in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

      The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/
	Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event

	(In thousands
	of dollars)
Project/Subsidiary
NRG Energy Second Priority Notes due 2013	$1,753,000	Obligations under credit agreement	2013	Nonperformance

21.	Income Taxes (Restatement)

      The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions as if the Company had prepared separate filings. An income tax provision has been established

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the accompanying consolidated financial statements as of the earliest period presented in order to reflect income taxes as if the Company filed its own tax return. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, income taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Accordingly, the previously issued consolidated financial statements for the years ended December 31, 2002 and 2001, have been restated to include the effects of recording an income tax provision. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent. The cumulative effect of recording an income tax provision (benefit) and deferred taxes resulted in recording as of December 31, 2000, a net deferred tax liability of $35.7 million and a reduction to members’ equity of $35.7 million.

      The provision (benefit) for income taxes consists of the following:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Current
Federal	$—	$—	$—	$—
State	—	—	—	—

Deferred
Federal	161	—	(31,871)	3,278
State	40	—	(7,918)	815

	201	—	(39,789)	4,093

Total income tax expense (benefit)	$201	$—	$(39,789)	$4,093

Effective tax rate	40.7%	0.0%	23.2%	40.5%

      The pre-tax income (loss) was as follows:

Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

(In thousands of dollars)
U.S.	$494	$(27,969)	$(171,874)	$10,108

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the net deferred income tax liability were:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Deferred tax liabilities
Property	$—	$—	$11,205
Discount/premium on notes	9,648	9,648	—
Emissions credits	37,866	37,866	—
Other	129	93	5,449

Total deferred tax liabilities	47,643	47,607	16,654
Deferred tax assets
Deferred compensation, accrued vacation and other reserves	3,371	3,357	916
Difference between book and tax basis of contracts	129,960	130,360	—
Property	51,744	53,485	—
Domestic tax loss carryforwards	91,364	89,429	50,938
Other	8,768	8,741	499

Total deferred tax assets (before valuation allowance)	285,207	285,372	52,353
Valuation allowance	(237,564)	(237,765)	(35,699)

Net deferred tax assets	47,643	47,607	16,654

Net deferred tax liability	$—	$—	$—

      The net deferred tax liability consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Current deferred tax liability (asset)	$7,348	$7,292	$(85)
Less current valuation allowance	(7,348)	(7,292)	85

Net current deferred tax liability (asset)	—	—	—

Noncurrent deferred tax (asset)	(244,912)	(245,058)	(35,614)
Less noncurrent valuation allowance	244,912	245,058	35,614

Net noncurrent deferred tax liability (asset)	—	—	—

Net deferred tax liability	$—	$—	$—

NRG SOUTH CENTRAL GENERATING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized
	Company		Predecessor Company

	For the		For the
	Period from		Period from
	December 6,		January 1,		For the Years Ended
	2003 to		2003 to		December 31,
	December 31,		December 5,
	2003		2003		2002		2001

	(In thousands of dollars)
Income (loss) before taxes	$494		$(27,969)		$(171,874)		$10,108

Tax at 35%	173	35.0%	(9,789)	35.0%	(60,156)	35.0%	3,538	35.0%
State taxes (net of federal benefit)	26	5.3%	(1,455)	5.2%	(5,147)	3.0%	529	5.2%
Valuation allowance	—	0.0%	11,244	(40.2)%	35,699	(20.8)%	—	0.0%
Other	2	0.4%	—	—%	(10,185)	5.9%	26	0.3%

Income tax expense (benefit)	$201	40.7%	$—	0.0%	$(39,789)	23.1%	$4,093	40.5%

22.	Reorganization Cash Payments and Receipts

Cash Receipts

      During the period from May 14, 2003 to December 5, 2003, the Company received $0.8 million of interest income on cash balances. No such amounts were received during the period from December 6, 2003 to December 31, 2003.

Cash Payments

Professional Fees

      During the period from May 14, 2003 to December 5, 2003 and the period from December 6, 2003 to December 31, 2003, the Company made cash payments for employment separation costs and professional fees to financial and legal advisors of $11.5 million and $0.1 million, respectively.

Refinancing Activities

      The Company made cash payments of $750.8 million related to the repayment of debt, including accrued interest of $15.3 million upon the emergence from bankruptcy on December 23, 2003, with proceeds from NRG Energy’s recently completed corporate level refinancing. The Company also made cash payments of $11.3 million for a pre-payment settlement upon the early payment of the debt.

Creditor Payments

      Upon the Company’s emergence from bankruptcy, no cash payments were made to creditors during the period from December 6, 2003 to December 31, 2003.

REPORT OF INDEPENDENT AUDITORS

ON FINANCIAL STATEMENT SCHEDULE

To the Members of

NRG South Central Generating LLC:

      Our audits of the consolidated financial statements referred to in our report dated March 10, 2004, also included an audit of the financial statement schedule listed herein. In our opinion, this financial statement schedule for the period from January 1, 2003 to December 5, 2003 and for the two years ended December 31, 2002, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

REPORT OF INDEPENDENT AUDITORS

ON FINANCIAL STATEMENT SCHEDULE

To the Members of

NRG South Central Generating LLC:

      Our audits of the consolidated financial statements referred to in our report dated March 10, 2004, also included an audit of the financial statement schedule listed herein. In our opinion, this financial statement schedule for the period from December 6, 2003 to December 31, 2003 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

NRG SOUTH CENTRAL GENERATING LLC

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2003, 2002 and 2001

		Additions

	Balance at	Charged to			Balance at
	Beginning of	Costs and	Charged to		End of
Description	Period	Expenses	Other	Deductions	Period

	(In thousands)
Income tax valuation allowance, deducted from deferred tax assets in the balance sheet:
Predecessor Company
Year ended December 31, 2001	$—	$—	$—	$—	$—
Year ended December 31, 2002	—	35,699	—	—	35,699
January 1 - December 5, 2003	35,699	202,066	—	—	237,765

Reorganized Company
December 6 - December 31, 2003	237,765	—	—	(201)	237,564